Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No.33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Oi” or the Company”, Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) informs its shareholders and the market in general that, on this date, it entered, via its wholly-owned subsidiaries PT Participações, SGPS, S.A (“PT Participações”) and Africatel GmbH & Co. KG (“Africatel KG”), and 75%-owned subsidiary Africatel Holdings B.V. (“Africatel BV”), into a series of agreements with Samba Luxco S.à r. l. (“Samba” or “Helios”), an affiliate of Helios Investors LP and owner of the remaining 25% of Africatel BV, with the primary purpose of settling the arbitral proceedings commenced against Africatel KG in November 2014.

Pursuant to the Settlement and Share Exchange Agreement (“SSEA”) executed today, Samba will, upon completion: (i) withdraw the pending arbitral proceedings and release Oi’s subsidiaries from all past and present claims relating to alleged breaches of the Africatel BV shareholders’ agreement dated 13 August 2007 (as amended from time to time in accordance with its terms) (the “Africatel SHA”) asserted in the arbitration, (ii) waive certain approval rights it has under the Africatel SHA, and (iii) transfer to Oi’s subsidiary, Africatel BV, 11,000 shares with a nominal value of € 1 each in the share capital of Africatel BV, reducing Samba’s stake in Africatel BV from 25% to 14%.

In exchange, Africatel BV will transfer to Samba its approximately 34% stake in the Namibian telecoms operator, Mobile Telecommunications Limited.

Completion is subject to necessary regulatory and antitrust approvals being obtained.

To give effect to the SSEA, the parties have also executed related amendments to the shareholders’ agreement of Africatel BV dated 13 August 2007 and further amendment to this agreement will be executed upon completion.

Rio de Janeiro, June 16, de 2016.

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Oi S.A.